                                                                       EXHIBIT 7

                                    AGREEMENT

                                 BY AND BETWEEN

                        ADAM WHOLESALERS OF TOLEDO, INC.

                                       AND

                         MILLMEN'S LOCAL UNION NO. 1359
                             (U.B.OF C. & J. OF A.)

                                 AFFILIATED WITH

                                 THE GREAT LAKES
                           REGIONAL INDUSTRIAL COUNCIL

                     EFFECTIVE MAY 1, 1997 TO APRIL 30, 2000
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                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE OF AGREEMENT                                                           5

ARTICLE I - RECOGNITION                                                        5
       Section 1. Recognition
       Section 2. New employees

ARTICLE II - PURPOSE OF AGREEMENT                                              5
       Section 1. Purpose
       Section 2. Employees to work in efficient manner
       Section 3. Non-discrimination

ARTICLE III - UNION SECURITY                                                   6
       Section 1. Security
       Section 2. Union visitation

ARTICLE IV -  MANAGEMENT RIGHTS                                                6
       Section 1. Management rights

ARTICLE V - CHECK-OFF OF UNION DUES                                            6
       Section 1. Check-off
       Section 2. Indemnification

ARTICLE VI - WORKING HOURS, HOLIDAYS                                           7
             & OVERTIME
       Section 1. Normal work day and work week.
       Section 2. Overtime
       Section 3. Holidays and eligibility
       Section 4. Labor Day
       Section 5. Probationary employees (overtime)
       Section 6. Celebration of holidays

ARTICLE VII - SCALE OF WAGES, HOLIDAYS                                         8
              AND INSURANCE
       Section 1. Wage schedule, bonuses, shipping/relief drivers, Teamsters lead persons
       Section 2. Temporary transfers
       Section 3. Job bidding procedure
       Section 4. Reporting and call-in procedure
       Section 5. Payday
       Section 6. Insurance
       Section 7. Insurance Continuation

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ARTICLE VIII - VACATIONS                                                      11
       Section 1. Vacation schedule, calculation of length of service
       Section 2. Continuous service, minimum work requirements
       Section 3. Holidays during vacation
       Section 4. Vacation due upon separation from Company
       Section 5. Scheduling of vacations

ARTICLE XI - SENIORITY                                                        12
       Section 1. Purpose of seniority, determining length of
                  seniority, probationary employees,
                  posting of seniority list
       Section 2. Loss of seniority
       Section 3. Leaves of absence
       Section 4. Use of bulletin boards
       Section 5. Overtime work scheduling

ARTICLE X -  GRIEVANCE PROCEDURE                                              14
       Section 1. Grievance and arbitration procedure

ARTICLE XI - LEARNER RATES, ETC.                                              15
       Section 1. Learner wage schedule
       Section 2. Temporary employees
       Section 3. Probationary employees
       Section 4. Shop steward
       Section 5. New employees
       Section 6. Examination of pay records

ARTICLE XII -  NO STRIKE CLAUSE                                               16
       Section 1. No strikes during term of the Agreement

ARTICLE XIII - COMPLIANCE WITH STATE AND                                      16
               FEDERAL LAWS
       Section 1. First aid, state liability insurance, social security

ARTICLE XIV - UNION LABEL                                                     17
       Section 1. Union label

ARTICLE XV - OUTSIDE WORK ETC.                                                17
       Section 1. Work performed outside factory

ARTICLE XVI - SEVERABILITY, DUTY TO NEGOTIATE, ETC.                           17
       Section 1. Severability
       Section 2. Duty to negotiate
       Section 3. Complete agreement

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ARTICLE XVII - PENSIONS                                                       18
       Section 1. Pension schedule

ARTICLE XVIII -  JURY DUTY                                                    18

ARTICLE XIX - BEREAVEMENT                                                     18

ARTICLE XX - SAFETY AND HEALTH COMMITTEE                                      19

ARTICLE XXI - LENGTH OF CONTRACT                                              20

MEMORANDUM OF UNDERSTANDING                                                   21

APPENDIX A INSURANCE COVERAGE                                                 22

LETTER OF UNDERSTANDING (AIDS)                                                23

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                              ARTICLE OF AGREEMENT

      THIS AGREEMENT, made and entered into by and between Adam Wholesalers of Toledo, Inc., 830 North Westwood, Toledo, Ohio, hereinafter referred to as the "Company" or the "Employer," and/or its successor or assign, and the United Brotherhood of Carpenters and Joiners of America, as represented by The Great Lakes Regional Industrial Council and Millmen's Local 1359 of Carpenters affiliated with the AFL-CIO, hereinafter referred to as the "Union." Wherever in this Agreement "man" or "him" or their related pronouns may appear, either as words or parts of words, they have been used for representative purposes and are meant to include both female and male sexes.

                                    ARTICLE I
                                   RECOGNITION

      Section 1. The Company recognizes the Union as the exclusive bargaining agency for all Millworkers, Shipping Clerks, Material Handlers, Sweepers and Learners but excluding Management, Supervisors, Office Sales, Clerical, Truck Drivers and Salespersons.

      Section 2. The Company will furnish a new employee with a copy of the Company Rules and Regulations, introduce the employee to the Steward within two
(2) days and explain the insurance benefits and starting pay.

                                   ARTICLE II
                              PURPOSE OF AGREEMENT

      Section 1. It is the intent and purpose of the parties hereto that this Agreement will supersede all previous and existing agreements, to promote and improve harmonious and efficient relationship between the employees and the Company, to provide for the operation of the Employer's plant under conditions which will further, to the fullest extent possible, the economic welfare of the Company and its employees, quality and quantity of output, protection of property, economy of operations, cleanliness of the plant and to set forth the rates of pay, hours of work and conditions of employment.

      Section 2. Employees, parties to this Agreement, shall perform their work in an efficient and workmanlike manner.

      Section 3. The terms of this Agreement shall apply equally to all employees of the Company regardless of race, color or creed, sex, national origin or religious belief.

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                                   ARTICLE III
                                 UNION SECURITY

      Section 1. All employees of the Company covered by this Agreement must, at the end of thirty (30) calendar days, join and remain members of the Union as a condition of employment and all new employees hired, except summer help, must, at the end of thirty (30) calendar days after the date of employment, join and remain members of the Union as a condition of employment subject to the terms of the Labor Management Relations Act of 1947 as now constituted, or amended, and also subject to any successor law of the LMRA of 1947.

      Section 2. Union Visitation: The Service Representative of the Union, or his assignee, may visit the Employers plant at reasonable times for the purpose of investigating and adjusting complaints or grievances arising under this Agreement; provided that he first reports to and secures permission from the manager or person in charge of the Employer's plant. No group meetings shall be held on the premises of the employer without his consent. No meeting shall be held by Employer with employees after working hours without compensation as overtime pay, providing meeting is called by Employer.

                                   ARTICLE IV
                                MANAGEMENT RIGHTS

      Section 1. The management of the plant and the direction of the working force, including the right to suspend or discharge for proper cause, and the right to determine personnel needs in relation to work schedules, and the quality of workmanship needed, is exclusively with the Company, provided that the Union rights set forth in this Agreement, including the use of the grievance procedure and arbitration, shall not be curtailed.

                                    ARTICLE V
                             CHECK OFF OF UNION DUES

      Section 1. Check off Authorization: It is understood and agreed between the Employer and the Union that the Employer will deduct current Millmen's Local Union No. 1359 monthly dues and the Great Lakes Regional Industrial Council's dues from the paycheck of all employees who have signed proper legal authorization forms for such deductions and who are covered by this Agreement. Monthly local union dues (payable in advance) will be deducted on the first full pay period of the current month. The Great Lakes Regional Industrial Council dues will also be deducted in this first full pay period for hours worked in the preceding month. The Local's monthly dues shall be remitted to the Financial Secretary-Treasurer of the Local Union. The Great Lakes Regional Industrial Council dues shall be remitted to the Secretary-Treasurer of The Great Lakes Regional Industrial Council.

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      Section 2. Indemnification of Company: The Union will indemnify the
Company against any liability arising out of such deductions based upon the authorizations and lists furnished by the Union.

                                   ARTICLE VI
                       WORKING HOURS, HOLIDAYS OR OVERTIME

      Section 1. Except as hereinafter provided, the normal workweek shall consist of a calendar week of five (5) consecutive days from Monday through Friday. Eight (8) hours (between the hours of 6:00 a.m. and 5:00 p.m.) shall constitute a normal working day, and forty (40) hours shall constitute a normal workweek. There will be a ten (10) minute paid break in the morning and a ten
(10) minute paid break in the afternoon. There will be a thirty-five (35) minute unpaid lunch break midway through the work shift. For each two (2) hour period an employee works beyond eight (8) hours, he shall receive a ten (10) minute paid break in the first hour of such overtime period.

      Section 2. Time and one-half shall be paid on all hours worked or parts of hours worked in excess of forty (40) in any one week. For overtime calculation purposes, all hours for which an employee is compensated shall be credited against the forty (40) hours on a straight time basis. Double time shall be paid for work performed on Sundays and on holidays specified herein. If a paid holiday is worked, an employee shall be paid double time for the hours worked plus the regular holiday pay.

      The Company will not schedule long days and short weeks for the purpose of undermining the overtime provisions of this Section.

      Section 3. For overtime purpose under Section 2 of this Article, the following are recognized holidays:

                    Day before New Year's Day
                    New Year's Day
                    Memorial Day
                    Fourth of July
                    Labor Day
                    Thanksgiving Day
                    Day after Thanksgiving Day
                    Christmas Eve
                    Christmas Day

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      In order to be eligible for holiday pay, any employee who has completed his probationary period shall receive his straight time hourly rate of pay for eight (8) hours work, provided that the employee works the full scheduled normal working day preceding and the full scheduled normal working day following a holiday; however, those employees whose absence or tardiness on the day preceding a holiday or on the day following a holiday is excused by the manager, or by the person designated by him, for illness or good cause shall receive pay for the holiday.

      Section 4. No work shall be performed on Labor Day except to save life or property.

      Section 5. Probationary employees shall participate in overtime work only when:

      A. They have completed their probationary period; or
      B. The entire shop works, or
      C. Regular employees refused overtime or cannot be contacted.

      Section 6. For overtime purpose under Section 3 of this Article, the listed holidays shall be celebrated on those days reported by the Toledo Area Chamber of Commerce as being preferred for celebration by the majority of Toledo area employers.

                                   ARTICLE VII
                SCALE OF WAGES, HOLIDAYS AND INSURANCE

      Section 1. The following classifications and scale of wages shall be in full force and effect under this Agreement:

                           Minimum Hourly Rates of Pay

--------------------------------------------------------------------------------
Classification                               5/1/97       5/1/98      5/1/99
--------------------------------------------------------------------------------
Red Circle (hired prior to 5/1/82)           12.15        12.35       12.55
Mill                                         11.90        12.25       12.55
Shipping                                     11.50        12.00       12.55
Shipping/Driver                              11.50        12.00       12.55
Sweepers                                      7.86         7.86        7.86

      The Shipping/Relief Driver will receive the Regular Teamster's Driver Rate, subject to the Learner Rate schedule of such Shipping/Relief Driver if applicable, when driving.

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      If a Shipping/Relief Driver drives three (3) days or more per week on a regular scheduled basis for 12 consecutive weeks or more, he will become a member of the Teamsters Union and qualify as a full time driver.

      Teamsters will be allowed to work on the dock on an occasional basis or on a day for which no run is scheduled.

      If any Local 1359 bargaining unit member is laid off no Teamster will work in the warehouse. If any Teamster is laid off no Local 1359 bargaining unit member will drive truck.

      The Company shall have the right to designate lead persons within the foregoing classifications. Employees designated as lead persons shall receive premium of thirty cents ($.30) per hour in addition to their classification rate while serving in such capacity. Employees designated as lead persons shall have no authority to hire and fire or to discipline employees, but shall be responsible for assisting supervision with relaying work assignments, maintaining the work schedule, training fellow workers, checking for product quality and such other related duties as may be assigned by the Company.

      Section 2. When an employee is temporarily transferred by the Company from one classification to another within the bargaining unit, he shall be paid his/her regular rate or the rate of the classification to which he is transferred, whichever is higher, for all time spent in the classification as a temporary. The Company shall first seek volunteers to be transferred, asking in order of seniority of those who have the skill and ability to perform the work. If no one volunteers to be transferred, the Company may then require the least senior employee who has the skill and ability to do the work, to be transferred. Unless otherwise mutually agreed between the Company and the Union, temporary transfers shall not extend beyond sixty (60) calendar days.

      Section 3. Job Bidding Procedures:

      Within three (3) workdays of a permanent position becoming open, the Company shall post such opening on the bulletin board in writing. The notice of the opening shall describe the principal duties associated with the current vacancy and shall set forth which department vacation sign-up list will apply to the opening. The notice shall remain posted for three (3) workdays before the Company awards the position to any employee. Employees will be considered for job openings who notify the Company of their desire to change classifications or departments (Mill and Warehouse Departments) in writing during the three (3) day posting period. The Company will then appoint the most senior employee who has responded to the job posting. A ten (10) workday qualifying period will apply. Within ten (10) workdays of being assigned the posted position an employee may decline the job and be returned to his regular position. If no one has indicated an interest, the Company shall fill such vacancy at its discretion. No employee may change classification or department more than once per nine (9) months. The Company will provide the Union Steward with a copy of all job postings.

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      Section 4. Reporting and Call-in:

      (A) Reporting Time:

      On a standard workday as defined in Article VI of this Agreement, unless instructed not to report before leaving home, employees reporting for work who ring in and are not permitted to work shall receive four (4) hours' pay.

      On a standard work day as defined in Article VI of this Agreement, if an employee is put to work and without his request is released by the Company before completing one-half (1/2) day's work, he shall be paid one-half (1/2) day's pay; provided, however, that employees may leave the premises or be released by the Company due to inclement weather conditions or emergency conditions not reasonably controllable, or because of an act of God.

      (B) Call-In Time:

      Any employee called to work on Saturdays, Sundays or holidays, and without his request is released by the Company before completing four (4) hours work, shall be paid four (4) hours straight time at his regular hourly rate, plus any applicable overtime premium for hours actually worked.

      Section 5. Pay day shall be weekly and employees shall be paid between their lunch period and quitting time on pay days, and in no case shall more than one (1) week's pay be held back. Any employee who is laid off or discharged shall receive all wages due him on the next pay day. Any employee who quits on his own volition shall receive all wages due him on the next pay day.

      Section 6. The Company will provide an insurance program known as the Adam Flex Benefits Plan (the "Plan") for each full-time employee (and his dependents) covered by this Agreement after the conclusion of his probationary period. The Plan shall include, at Company cost, insurance coverage for life, accidental death and dismemberment, weekly sickness and accident ($200 per week effective first day of non-occupational accident and eighth day of personal illness for a maximum of 26 weeks), long-term disability, and comprehensive health (Option 2, Gold Seal II). The deductibles, co-insurances, and out-of-pocket annual maximums for Option 2, Gold Seal II (the current levels of which are set forth in Appendix A to this Agreement) may be changed at the discretion of the Company, but the cumulative effect of any such changes on in network coverage on Option 2, Gold Seal II shall not increase the out-of-pocket maximums for family coverage by more than ten percent (10%) in any calendar year and shall not increase the out-of-pocket maximums for single coverage by more than ten percent (10%) in any calendar year. The Plan shall also include voluntary vision care, voluntary dental care, a voluntary health care reimbursement account, a voluntary dependent care reimbursement account and a voluntary premium conversion program. The Plan shall also include two additional comprehensive health options (Option I, Gold Seal I and Option 3, Gold Seal III), the cost and credits for enrollment in same, as well as

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the deductibles and co-insurance provisions of which, may be changed at the discretion of the Company during the life of this Agreement.

      Temporary and part-time employees shall not participate in the foregoing benefits.

      The Company may change coverage or contract with carriers other than those currently providing coverage, so long as the plan remains substantially similar, but not necessarily equal to or the same as the coverage provided at the start of this Agreement. Any change in coverage which is not substantially similar to that provided at the start of this Agreement must be discussed in good faith with the Union prior to implementation. The Union will be given the opportunity to present viable alternatives to the Company to attempt to avoid or reduce cost increases to its members. If no agreement is reached, and the Company implements provisions which the Union maintains are not substantially similar to the coverage provided at the start of this Agreement, the Union may utilize the grievance and arbitration procedure in order to resolve the disagreement.

      Section 7. When an employee ceases to be actively engaged in work for the Employer due to a sickness or injury leave, the Employer shall continue insurance coverage as set forth in Section 6 of this Article for a period of nine (9) months or length of service, whichever is less, after the month in which said employee shall cease to be engaged in work for the Employer for the aforementioned reasons.

                                  ARTICLE VIII
                                    VACATIONS

      Section 1. Vacation Schedule: All full time regular employees covered by this Agreement who have been in the employ of the Company for the periods specified below, shall receive a vacation as indicated in the following schedule:

Length of Continuous Service
       No. of Years                                 No. of Vacation Hours
----------------------------                        ---------------------
             1                                            40 hours
             3                                            80 hours
            10                                           120 hours

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      Length of continuous service shall be figured from January 1 to December
31, and employees shall be eligible for the vacation due them on January 1st of each year. For vacation calculation purposes, employees hired prior to May 1, 1991 shall be considered as having a full year of service for the first calendar year in which employed. Employees hired after May 1, 1991 shall be considered as having a full year of service for the first calendar year in which employed after completing that first calendar year, if hired prior to July 1. Employees hired after May 1, 1991 shall not receive credit for service for the first calendar year in which employed if hired on or after July 1 of that year, but shall receive a prorated vacation in the calendar year beginning on January 1 following their date of hire.

      Section 2. "Continuous service" as used herein means that such employee must have remained on the active payroll of the Company for such period, but authorized time off for sickness, layoff, accidents or any leave of absence granted in writing by the Employer shall not be interpreted to affect or interrupt such continuity of service. To be eligible for a fully paid vacation, an employee must have worked a minimum of seventy-five percent (75%) of the scheduled hours of the plant during the calendar year. In cases where a regular employee has been laid off due to lack of business or has been off on a disability leave, including FMLA leave or Workers' Compensation leave, and has not worked seventy-five percent (75%) of the scheduled hours, eligibility for a paid vacation shall be determined on a proportional basis as follows:

                       Scheduled hours worked by employee
                       ----------------------------------
                                   2000 hours

      Section 3. If a holiday should fall during a vacation period of an employee entitled to a vacation with pay, it is understood that the employee shall receive his full vacation pay and time off, in addition to the holiday pay and time off of eight (8) hours at straight time, plus an additional day of vacation.

      Section 4. No more than one vacation will be earned in any twelve (12) month period. If for any just cause an employee desires to quit or is discharged from the employment of said Employer after one (1) full year of service, it is understood and agreed that such an employee shall be entitled to his vacation pay proportioned so that his earned vacation can be determined from January 1 to his expiration date with the Company.

      Section 5. The time of the vacation shall be by agreement with the Company as set forth in the following manner. Once per year in January, the Company shall post a vacation sign-up list in each department (Interior Door, Steel Door, Andersen, Receiving, Loading). Employees shall select their desired time off by plant seniority within their department. The Company shall award vacation time in accordance with the employees' requests unless more than one
(1) employee from the same department requests the same vacation time. In the case where more than one (1) employee requests the same vacation time, then the employee with the most seniority shall be awarded the requested time, and the other(s) shall select another time. Employees who do not choose their vacation time during the month of January will not be allowed to bump a less senior employee from his scheduled vacation time, but will receive vacation time on a first-come, first-served basis. The company shall not restrict the amount of earned vacation time an employee may take consecutively during any one (1) period, except that employees may not take more than two (2) weeks of their earned vacation during the period May 1 through October 31, inclusive. Other than this limitation and the case of more than one (1) employee from the same department requesting the same time, the Company shall not restrict any time of the year [excluding inventory for up to two (2) weeks per year] from use for vacations. Vacation days will not be substituted for absences related to sickness or personal business unless requested in writing by the employee, up to five (5) days per year.

                                   ARTICLE IX
                                    SENIORITY

      Section 1. The principle of seniority shall be observed by the Employer so far as reducing or adding to the working force. Seniority shall be determined on the basis of the length of continuous service with the Company beginning with the date of employment. The designated union representative will be furnished an up-to-date seniority list. He will also be furnished promptly the names and dates of all additions to or deletions from, and the reason for the deletion from the seniority roster. Seniority of employees employed on the same day will be determined by the starting time recorded on the timecard. Probationary employees shall have no seniority; but after completion of their probationary period, their seniority shall be determined from the date of hire. Seniority list shall be posted on the bulletin board.

      When the Company determines that it needs to reduce the work force, it will first allow employees to volunteer for the layoff. If more employees volunteer for the layoff than the Company intends to select, then the most senior employees who have volunteered will be allowed. If there are an insufficient number of volunteers, then the least senior employees in the plant shall be laid off. Volunteers are subject to recall voluntarily by order of seniority when the Company again increases the work force. If an insufficient number of employees volunteer to return in response to a recall notice, employees who have the skill and ability to do the work available may be required to return in inverse order of seniority. At any time after six (6) weeks on layoff, a volunteer

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may return to work by giving notice of his intention to return at least seven
(7) workdays in advance of his return date. If the Company still requires a reduced work force, it will lay off the least senior employee in the plant to replace the returning volunteer. The Company shall give a five (5) workday notice of any nonvoluntary layoff.

      Section 2. An employee shall lose his seniority for any of the following reasons:

      (a) Resignation or quit

      (b) Discharge for proper cause

      (c) In the event of a layoff for eighteen (18) months

      (d) In the event of an employee on layoff is recalled to work and fails to report for work within three (3) days after receiving notice. A notice to an employee on layoff to return to work shall be sufficient, if delivered by telegraph or registered mail, to such employee's last known address as shown on the books of the Company. It is the obligation of the employee to keep the Company notified at all times of his correct address for receipt of notice. Employee must supply an emergency address if going out of town. An employee who is absent from his regular address because of an illness, vacation or any emergency and fails to receive recall notice thereby, shall not lose his seniority under this Article, providing that within forty-eight (48) hours of his return to his regular address following such illness, vacation or emergency, he makes written contact with the Employer and asserts his seniority rights. The date the letter is postmarked shall be considered first day of notice.

      (e) After one year in the case of a bargaining unit member accepting a management position or a position in the Teamster bargaining unit with the Company.

      Section 3. The Employer will, on written request, grant an employee a leave of absence for good cause, not to exceed thirty (30) days, unless unusual circumstances merit a longer leave, without loss of seniority rights. Employment elsewhere during such leave of absence shall automatically cancel seniority rights. Leaves of absence may be extended by mutual agreement between the Union and the Employer. Any employee selected to a Union position or as a Union delegate will, on request from the Union, be granted leave of absence by the Employer for the duration of the employee's tenure as Union officer or Union delegate, [not to exceed one (1) year]. All leaves of absence shall be conditioned upon giving of sufficient notice to make arrangements for handling the work of the employee receiving the leave.

      Section 4. The Union shall have the right to the use of the Company's bulletin boards for the purpose of posting notices of Union meetings and recreational activities.

      Section 5. Overtime Work: Overtime work during the week (Monday through Friday) except Shipping/Relief Driver and Janitors shall be shared equally by all bargaining unit members. All bargaining unit members shall be required to remain at work until all work assigned for that day has been completed. Employees who request to not work overtime may be released by the Company. After the normal eight (8) hour day has been completed, the Company may reassign employees as needed in accordance with Article VII, Section 2.

      Saturday overtime work shall be on a voluntary basis. Employees wishing to volunteer for Saturday overtime shall sign a list posted by the Company once per week. The Company shall select employees from the list by order of seniority and ability to perform the work. If a sufficient number of employees is not obtained by such offers, the overtime work may be assigned by the Company to the least senior qualified employees on a plant-wide basis, provided that no employee shall be required to work more than one (1) Saturday in a single month. Saturdays worked on a voluntary basis shall be treated the same as Saturdays worked by assignment for the purpose of the latter limitation.

                                    ARTICLE X
                               GRIEVANCE PROCEDURE

      Section 1. All grievances between the Union or any employee and the Employer shall be handled in the following manner:

      Step One: Any employee having a grievance shall, within three (3) working days of its occurrence, first present it to the Union Steward who shall then present it to a management official in the presence of the aggrieved employee, and shall make every reasonable effort to effect a satisfactory settlement

      Step Two: If the grievance remains unsettled, it shall be reduced to writing on a grievance form provided by the Union, signed by the aggrieved employee and the Union Steward, and presented to a management official. The aggrieved employee, the Union Steward, and the management official shall then make every reasonable effort to effect a satisfactory settlement. If the grievance is not settled in forty-eight (48) hours, a meeting time will be scheduled for the third step of the grievance procedure.

      Step Three. In the event no settlement is reached in Step Two of the grievance procedure, the grievance shall be taken up by the Plant Manager or his designee, and one or more business agents of the Regional Council. It is agreed that these representatives of the Union and the Company shall meet within seven
(7) days after being notified of an appeal to this third step of the grievance procedure.

      Step Four. If no settlement of the grievance is effected within ten (10) days of the meeting of the Union and Company officials under Step Three of the grievance procedure, either the Employer or the Union shall have the right to submit the matter for arbitration with the Toledo Labor-Management-Citizens Committee or the U.S. Mediation and Conciliation Service. In either event, the decisions of the arbitrator shall be final and binding upon all parties in the dispute, provided however, that in no event shall any decisions of the arbitrator change, add to or detract from any of the terms of this Agreement. The cost of the arbitrator shall be equally shared by the Union and management

                                   ARTICLE XI
                               LEARNER RATES, ETC.

      Section 1. The rates for Learners shall be as follows:

            1st year -- 80% of Journeymen's rate
            2nd year -- 90% of Journeymen's rate
            3rd year -- 95% of Journeymen's rate
            4th year -- 100% of Journeymen's rate

      Section 2. The Company shall have the right to hire temporary employees during peak business demand to supplement its regular work force, but such temporary employees shall not perform overtime work unless it has been refused by regular permanent employees. Such temporary employees shall be paid seventy percent (70%) of the rate for the Shipping classification, but not be entitled to any of the fringe benefits provided in this Agreement for regular permanent employees. Temporary employees are to be used between May 1st and October 31. Any temporary employee so hired who works beyond October 31st shall be subject to all provisions of this Agreement. No such temporary employees shall be hired when any regular employee is on layoff due to lack of work or is scheduled to work less than forty (40) hours per week due to lack of work. Time spent as a temporary employee during the one (1) year previous to being hired as a regular, full-time employee shall be credited solely toward an employee's probationary period but shall not be counted as time worked for any other purpose. The employee's date of hire for seniority purposes shall be adjusted backward from his actual date of hire as a regular, full-time employee by the amount of time so credited.

      Section 3. Excepting temporary employees and notwithstanding the Union membership provisions of this Agreement, there shall be a sixty (60) day probationary period for all new employees, during which period the Employer shall have sole authority and right to discharge any person who, in the opinion of the Employer, does not qualify for the job assigned. Said right to discharge may be exercised at any time within the probationary period.

      Section 4. There shall be a Shop Steward, and, in his absence, an alternate, representing the Union, whose duties shall be to see that the members of the Union are in good standing and to help maintain harmonious relations between the Company, the Union and the employees. The Shop Steward, or his alternate, shall be permitted such time during normal working hours as is reasonably necessary to check and register new employees, to act as custodian of the union label and to perform the usual duties of a steward with the least possible interference with his job. The Shop Steward shall be given preferred seniority during the period of his stewardship, and shall be treated as having the longest service of any employee covered by this Agreement, for purposes of layoff and recall only.

      Section 5. The Company will furnish the Shop Steward with a list of all new employees classified as Learners and department working in.

      Section 6. The Shop Steward or Business Agent of the Union may upon request examine the pay of any employee subject to this agreement to ascertain if any or all employees are receiving full pay scale or applicable overtime rate.

                                   ARTICLE XII
                                NO STRIKE CLAUSE

      Section 1. The Union on its own behalf and/or behalf of the employees which it represents agrees that there shall be no strikes, sympathetic or otherwise, walkouts, slowdowns or work stoppages of any nature authorized by the Union or its members during the term of this Agreement. The Union or its agents shall not be liable for any breach of this clause by reason of any strike, walkouts, slowdown or work stoppages not authorized or ratified by the Union. In the event of a strike, walkout, slowdown or work stoppage by one or more employees, not authorized by the Union, the Union within twenty-four (24) hours after notice thereof from the Employer shall announce that such action is without its authority, shall notify all employees participating therein to return to work, and cooperate with the Company in taking whatever other steps are necessary to assure a resumption of work.

                                  ARTICLE XIII
                     COMPLIANCE WITH STATE AND FEDERAL LAWS

      Section 1. Employer agrees to provide first-aid facilities for employees, to maintain State Liability Insurance, and to comply with the Social Security Act.

      Section 2. Employer agrees to comply with the provisions of the Occupational Safety and Health Act and lawful regulations promulgated thereto.

                                   ARTICLE XIV
                                   UNION LABEL

      Section 1. An application shall be made for the Union Label to the first General Vice President of the United Brotherhood of Carpenters and Joiners of America. If the application is approved, and the Union Label is issued by the United Brotherhood of Carpenters and Joiners of America to be placed upon the Employer's products, the Label shall remain the property of the United Brotherhood of Carpenters and Joiners of America, and shall be at all times in the possession of a member of the United Brotherhood of Carpenters and Joiners of America; and said Union Label shall at no time be used in any manner that will be detrimental to the interest and welfare of the members of the United Brotherhood. Use of said Label may be withdrawn from the mill, shop, factory or manufacturing establishment of the Employer at any time at the discretion of the international Union.

                                   ARTICLE XV
                                  OUTSIDE WORK

      Section 1. When an employee is required to perform work outside the factory, he shall receive the prevailing carpenter's scale of wages paid for such work, except on service calls confined entirely to correcting errors.

                                   ARTICLE XVI
                      SEVERABILITY, DUTY TO NEGOTIATE, ETC

      Section 1. Severability: If any Article or Section of this Agreement or of any rider thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and any rider thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

      Section 2. Duty to Negotiate: In the event that any Article or Section is held invalid or enforcement of, or compliance with which, has been restrained, as above set forth, the parties affected thereby shall enter into prompt collective bargaining negotiations, upon the request of the Union or the Company, for the purpose of arriving at a lawful and mutually satisfactory replacement for such Article or Section during the period of invalidity or restraint.

      Section 3. Complete Agreement: Except where otherwise provided for in this Agreement, the Company shall not be obligated to bargain collectively with the Union during the term of this Agreement on any matter pertaining to wages, hours or other terms and conditions of employment.

                                  ARTICLE XVII
                                     PENSION

      Section 1. The Company shall contribute to the State Carpenters' Pension Fund, Cleveland, Ohio, the sum of One Dollar and Fifteen Cents ($1.15) per hour for all hours worked (including driving truck) for each employee covered by this Agreement who has been on the payroll thirty (30) days or more, and was hired on or after May 1, 1982, which contribution amount shall be increased to One Dollar and Twenty Cents ($1.20), effective with the first full payroll period after May 1, 1998.

      The Company shall contribute to the State Carpenters' Pension Fund, Cleveland, Ohio, the sum of one Dollar and Sixty Cents ($1.60) per hour for all hours worked (including driving truck) for each employee hired prior to May 1, 1982. The Union may divert a portion of the wage increase to the Pension Plan.

                                  ARTICLE XVIII
                                    JURY DUTY

      Section 1. When a regular employee is summoned for jury duty, the Company will reimburse him for losses in regular wages which occur as a result of serving on jury. Such reimbursement will be the difference between the pay received for jury duty and his pay for the regularly scheduled hours of work. It shall be a condition of the foregoing that an employee report to work whenever he is excused from jury duty during his normal work hours.

                                   ARTICLE XIX
                                   BEREAVEMENT

      Section 1. In the event of the death of a permanent employee's spouse, parent, stepparent, child, stepchild, brother or sister, such employee shall be granted up to three (3) days' leave, with pay at his regular straight time hourly rate for eight (8) hours per day, to arrange and attend the funeral.

      Any employee who is absent from work because of the death of a grandparent, grandchild, half-brother, half-sister, step-brother, step-sister, mother-in-law or father-in-law, will be granted up to eight (8) straight hours' pay during the normal workweek, provided he attends the funeral.

                                   ARTICLE XX
                          SAFETY AND HEALTH COMMITTEE.

      Section 1. The Company and Union shall establish a Joint Safety Committee, to be composed of one (1) employee selected by the Union and one (1) representative of the Company.

      The Committee shall meet once per month at a mutually agreeable time to discuss safety and health issues and make recommendations to correct problems. Proper minutes shall be kept of the monthly meetings and the meetings may include a tour of the plant to identify hazards. Safety and health hazards may be reported on forms provided by the Company at any time by any employee.

                                   ARTICLE XXI
                               LENGTH OF CONTRACT

      Section 1. This Agreement shall take effect as of May 1, 1997 and shall continue through April 30, 2000 and thereafter from year to year unless terminated or amended at the option of either party upon written notice to the other, not less than sixty (60) days prior to any such termination date.

      Signed this 27th day of May, 1997.

ADAM WHOLESALERS OF                     GREAT LAKES REGIONAL
TOLEDO, INC.                            INDUSTRIAL COUNCIL


/s/ John P. McArthur                    /s/ Michael E. Ulrich
------------------------------          ------------------------------


------------------------------          MILLMEN'S LOCAL NO. 1359


                                        /s/ Richard Y. Tanner
                                        ------------------------------



                                        WAGE COMMITTEE


                                        /s/ William E. Yinneman
                                        ------------------------------


                                        /s/ Christian C. Schwarz
                                        ------------------------------


                                        ------------------------------

                           MEMORANDUM OF UNDERSTANDING
                                 BY AND BETWEEN
                        ADAM WHOLESALERS OF TOLEDO, INC.
                           (hereinafter the "Company")
                                       AND
                      THE UNITED BROTHERHOOD OF CARPENTERS
                             AND JOINERS OF AMERICA
                            (hereinafter the "Union")

      It is understood and agreed by and between the Company and the Union that the following bargaining unit employees shall be granted one hundred and sixty
(160) hours of vacation per year: James Smith, William Amato, John Lackner, Daniel Kruzel, James Malaska, and Joseph Jockett, Jr. Except for the above amount of vacation, all other terms, conditions, and procedures contained in
Article VIII of the Collective Bargaining Agreement shall apply.

Signed this 27th day of May, 1997.


ADAM WHOLESALERS OF                     THE UNITED BROTHERHOOD
TOLEDO, INC.                            OF CARPENTERS AND JOINERS
                                        OF AMERICA


/s/ John P. McArthur                     /s/ Michael E. Ulrich
------------------------------          ------------------------------


                                        /s/ Richard L. Tanner
------------------------------          ------------------------------

                                   APPENDIX A

================================================================================
                              Option 1           Option 2            Option 3
Medical                     Gold Seal I        Gold Seal II        Gold Seal III
--------------------------------------------------------------------------------
                                           Network     Non-Network

Deductible
  Individual                    $400         $175        $  400       $  500
  Family                        $600         $300        $1,000       $1,500
  Per Hospital Admission         n/a          n/a        $  250         n/a
  Coinsurance                  80/20%       90/10%       70/30%       80/20%
--------------------------------------------------------------------------------
Coinsurance Limit
  Individual                   $2,500       $3,750       $3,000      $ 5,000
  Family                       $5,000       $7,500       $9,000      $10,000
--------------------------------------------------------------------------------
Out-of-pocket
Annual Maximum
  Individual                   $  900       $  550       $1,300       $2,000
  Family                       $1,600       $1,050       $3,700       $4,500
--------------------------------------------------------------------------------
Plan Maximum                 $1,000,000   $1,000,000   $1,000,000   $1,000,000
--------------------------------------------------------------------------------
Prescription Card                $15          $15          $15          $15
--------------------------------------------------------------------------------
Mail Order Pharmacy              $20          $20          $20          $20
--------------------------------------------------------------------------------
Cost Management
  Hospital PAR                   Yes          Yes          Yes          Yes
  Second Surgical Opinion      Managed      Managed      Managed      Managed
  --if required, covered at      100%         100%         100%         100%
--------------------------------------------------------------------------------
Mental Health and Substance
Abuse Calendar Year Max.
  --Inpatient                  $10,000      $10,000      $10,000      $10,000
  --Outpatient                 $ 1,000      $ 1,000      $ 1,000      $ 1,000

COMBINED LIFETIME
MAXIMUM                        $25,000      $25,000      $25,000      $25,000
================================================================================

                 Covered medical expenses include such items as:

Hospital Expense                                  Outpatient Surgery
Emergency Room Care                               X-Ray and Lab Expenses
Ambulance Expense                                 Radiation Therapy Expense
Pre-Admission and Post-Discharge Testing          Nursing Expense
Physician's Expenses                              Mental and Nervous Conditions
Surgical and Anesthesia Expense                   Home Health Care Benefits
Mammograms and Prostate Exams                     Human Organ Tissue Transplants

                             LETTER OF UNDERSTANDING
                                 BY AND BETWEEN
                        ADAM WHOLESALERS OF TOLEDO, INC.
                                       AND
                      THE UNITED BROTHERHOOD OF CARPENTERS
                             AND JOINERS OF AMERICA

                                       April 29, 1997
Mr. Michael E. Ulrich
Business Representative
Millmen's Local No. 1359, UBCJA
5743 Sandy Creek Road
Sylvania, Ohio 43560

            Re:   Adam Wholesalers of Toledo, Inc./
                  Millmen's Local Union No. 1359

Dear Mr. Ulrich:

            During our recent labor contract negotiations, there was discussion regarding insurance coverage for Acquired Immune Deficiency Syndrome ("AIDS") under the Company's health insurance program. In the course of that discussion, certain understandings were reached.

            The AIDS Plan Benefit Maximum of $25,000 will be eliminated. The condition known as AIDS shall be covered under the health insurance program on the same terms and conditions as other illnesses and disabilities.

            We trust that this letter accurately sets forth the understandings reached with regard to this matter in our recent negotiations. If so, we would ask that you sign the enclosed copy of this letter and thereby acknowledge your assent to this understanding.


                                 FOR ADAM WHOLESALERS OF TOLEDO, INC.


                                 By
                                   -------------------------------------
                                     Timothy C. McCarthy

                                 FOR MILLMEN'S LOCAL UNION NO. 1359


                                 By
                                   -------------------------------------
                                     Michael E. Ulrich


                                       24